Exhibit 99.1

Sensata Technologies Announces new $500 Million Share Repurchase Authorization

Swindon, United Kingdom – January 20, 2022 – Sensata Technologies (NYSE: ST) today announced that its Board of Directors has authorized a new ordinary share repurchase program of $500 million. This plan replaces Sensata’s prior ordinary share repurchase program which had $254 million remaining authorization as of December 31, 2021. Sensata’s shareholders have previously approved the forms of share repurchase agreements and the potential broker counterparties needed to execute the buyback program.
“Our share repurchase plan demonstrates our belief in our financial outlook and our ability to generate strong free cash flow, which we can deploy into value-creating initiatives for our shareholders,” said Jeff Cote, CEO and President. “We will continue to pursue M&A to expand our Megatrend growth initiatives. The new repurchase program will augment our existing capital deployment strategies and enable us to drive attractive returns on invested capital over the long-term.”
The Company’s ordinary shares may be repurchased from time to time depending on market conditions or other factors through open market or privately negotiated transactions. In addition, repurchases of ordinary shares may be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time.
About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 19,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. Learn more at www.sensata.com and follow us on LinkedIn, Facebook and Twitter.

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Investor Contact:                Media Contact:
Jacob Sayer                    Alexia Taxiarchos
+1 (508) 236-1666                +1 (508) 236-1761
jsayer@sensata.com                ataxiarchos@sensata.com